Form 10-K, Exhibit 13
period 1995-12-31
BANCALABAMA INC
filed 1996-04-01
CIK 814575

                              BANCALABAMA, INC.

                              ANNUAL REPORT 1995

March, 1996
                        TO OUR SHAREHOLDERS

              [Picture of William R. Collins omitted]

     BancAlabama, Inc. and its wholly-owned subsidiary BankAlabama-Huntsville are pleased to report that 1995 was a year of new records for your Company, with total assets increasing to $97,946,679 and improved earnings of eighty-seven cents per share. The financial position and results of operation are discussed in the President's report on the following page.

     In July, 1995 we employed Steven R. Townson who became President and Chief Operating Officer of the Company in October 1995. Mr. Townson brings thirteen years of experience to the Company. He began his banking career at AmSouth Bank in 1988 and moved from AmSouth Bank to First Tennessee in Chattanooga in 1993, where he remained until coming to BancAlabama, Inc. He is a Chattanooga native with strong ties to Alabama.

     We decided to expand our branching system in the Spring of 1995 by locating an office on Highway 431 South in the Big Cove area. Construction was started in September, 1995 with plans to open in early 1996. This was accomplished. The Big Cove area is a high-growth area and we are pleased to be the first bank to locate there.

     We expanded our real estate department during the last quarter of 1995. Mr. Robert E. DeNeefe, who has been in mortgage lending in the Huntsville area since 1963, now heads up the real estate lending for the bank. We look forward to the department's increased contribution in 1996.

     During January, 1996, the common stock of BancAlabama, Inc. began trading on the OTC Bulletin Board. This should give our stockholders a greater market for the trading of their shares.

     Your Company enjoyed a good year in 1995. Many individuals had a part in setting these new records. We thank you for making it possible. We offer a service which has supported customer growth and we are committed to continuing with relationship banking and quality service. The staff joins with me in thanking the customers and shareholders for this support.


W.R. Collins
- ------------------------------------
William R. Collins
Chairman and Chief Executive Officer

March, 1996
                        TO OUR SHAREHOLDERS

              [Picture of Steven R. Townson omitted]

     BancAlabama, Inc. continued to achieve record levels of earnings during 1995, primarily through growth and expansion within Madison County. Through the efforts of our employees, BancAlabama has improved the quality and expanded the scope of the services provided to our customers and community. As a result of these achievements, BancAlabama has reached several financial goals in 1995 which were highlighted by:

<circle> Reported record earnings of $.87 per share in 1995, an increase of
32 percent over 1994 reported earnings, and the third consecutive year of improved results. In addition, net income increased 34 percent to $539,378 in 1995.

<circle>  Return  on equity of 9.3 percent in 1995, the third straight year
earnings have continued  to  increase.   Return  on  assets  remained level
during 1995, primarily due to rapid asset growth, reaching .67 percent.

<circle>  The Company's capital position increased in 1995 from  $4,985,000 to $7,119,000 and remains adequate. Due to the tremendous asset growth, the equity-to-asset ratio declined from 8.7 percent as reported in 1994 to
7.2 percent in 1995, excluding the impact of the mark-to-market adjustment to securities available for sale. While the Company has experienced unusually high growth during 1995, asset quality continues to remain satisfactory.

     Strategically, 1995 was an ephemeral year as BancAlabama completed significant aspects of our expansion in our lines of business. BancAlabama finalized the consolidation of operations with Benchmark Mortgage Corporation. This addition will continue to produce higher fee income levels, while aiding in the management of interest rate volatility. This addition should assist in the building of the foundation for future growth and sustainable higher profitability levels.

     BancAlabama's strategic plan should continue to provide higher profits in the future, while emphasizing the importance of our employees, the customer and community we serve, and our shareholders. We will continue to serve this community and you can "Expect the Best at BankAlabama".

Steven Townson
- -------------------------------------
Steven R. Townson
President and Chief Operating Officer

           [Picture of Banking Management Team Omitted]

BankAlabama is pleased to introduce its Banking Management Team.

They are as follows:

Seated,  left  to  right:   Jean D. Snead,  Vice  President  and  Corporate
Secretary has been with the bank since November, 1989

Steven R. Townson joined BankAlabama in July, 1995 and is currently the bank's President and Chief Operating Officer.

Standing, left to right: Robert E. DeNeefe joined the bank in December, 1995 as a Senior Vice President and Real Estate Division Manager.

Richard T. Perdue, our Vice President and Commercial Loan Officer is also the bank's Branch Administrator. Richard joined the bank in June of 1993.

Michael J. Williams joined the bank in December, 1993 as the bank's Cashier and Chief Financial Officer.

Middie Y. Thompson is the Personnel and Marketing Officer and has been with the bank since June, 1990.

Robert F. Harwell is an Executive Vice President responsible for the lending functions of the bank. Bob joined BankAlabama in August of 1992.

These individuals along with a fine staff are committed to providing quality personal banking to the shareholders and customers of BankAlabama.

                    BROWDER & ASSOCIATES, P.C.
                   CERTIFIED PUBLIC ACCOUNTANTS
               2320 HIGHLAND AVENUE SOUTH, SUITE 290
                  BIRMINGHAM, ALABAMA  35205-2900
                        __________________
                     TELEPHONE (205) 933-6855
                     FACSIMILE (205) 930-9486
Member of:
   Alabama Society of CPAs
   American Institute of CPAs
   Private Companies Practice Section
   SEC Practice Section

                   INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders
BancAlabama, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of BancAlabama, Inc. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures int he financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BancAlabama, Inc. and subsidiary as of December 31, 1995 and 1994, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


BROWDER & ASSOCIATES, P.C.

February 2, 1996

                                BANCALABAMA, INC. AND SUBSIDIARY
                                   CONSOLIDATED BALANCE SHEETS


                                                                December 31, 1995               December 31, 1994
                                                                ------------------              ------------------
                     ASSETS
Cash and Due from Bank                                          $        8,214,751              $        5,096,029
                                                                ------------------              ------------------
Earning Assets
  Federal Funds Sold                                            $        3,247,000              $              -

  Securities Available-for-Sale, at market value,
    cost of $21,170,268 and $9,087,706 in 1995 and
    1994, respectively                                                  21,232,516                       8,410,358
  Loans                                                                 60,496,094                      47,280,365
    Less:  Allowance for Loan Losses                                     (594,095)                       (505,125)
                                                                ------------------              ------------------
    Net Loans                                                   $       59,901,999              $       46,775,240
                                                                ------------------              ------------------
      Total Earning Assets                                      $       84,381,515              $       55,185,598
Bank Premises and Equipment, net                                         3,958,489                       3,464,015
Accrued Interest Receivable                                              1,045,517                         649,987
Other Real Estate and Other Loan Assets                                    194,000                          81,805
Deferred Income Tax Benefit                                                  8,000                         207,000
Other Assets                                                               144,407                         626,100
                                                                ------------------              ------------------
                                                                $       97,946,679              $       65,310,534
   Total Assets                                                 ==================              ==================

      LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits and Interest Bearing Liabilities
  Noninterest Bearing Demand Deposits                           $       14,820,619              $        9,973,389
  Interest Bearing Demand Deposits                                      30,737,673                      22,241,500
  Savings Deposits                                                       2,593,495                       2,514,937
  Time Deposits of $100,000 and over                                    11,738,312                       3,482,370
  Other Time Deposits                                                   29,311,778                      17,933,744
                                                                ------------------              ------------------
  Total Deposits                                                $       89,201,877              $       56,145,940
Federal Funds Purchased                                                          -                       2,980,000

Debt                                                                       856,701                         931,581
                                                                ------------------              ------------------
  Total Deposits and Interest Bearing Liabilities               $       90,058,578              $       60,057,521
Deferred Income Taxes Payable                                              159,898                               -
Accrued Expenses and Other Liabilities                                     609,181                         267,765
                                                                ------------------              ------------------
  Total Liabilities                                             $       90,827,657              $       60,325,286
                                                                ------------------              ------------------
Stockholders' Equity
  Preferred Stock, par value $1.00 per share,
    500,000 authorized, no shares issues and
    outstanding                                                 $               -               $                -
  Common Stock, par value $1.00 per share,
    2,000,000 shares authorized, and 693,122
    shares issued and outstanding at December 31, 1995
    and 1994, respectively                                                 693,122                         613,122
  Additional Pain-In Capital                                             6,234,025                       5,434,025
  Unrealized Gain (Loss) on Securities Available-For-
    Sale                                                                    37,048                       (677,348)
  Retained Earnings (Accumulated Deficit)                                  154,827                       (384,551)
                                                                ------------------              ------------------
  Total Stockholders' Equity                                    $        7,119,022              $       4,985,248
                                                                ------------------              -----------------
Total Liabilities and Stockholders' Equity                      $       97,946,679              $      65,310,534
                                                                ==================              =================

See accompanying notes to consolidated financial statements.

                              BANCALABAMA, INC. AND SUBSIDIARY
                            CONSOLIDATED STATEMENTS OF OPERATIONS
                    FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                1995                    1994                    1993
                                                                ----                    ----                    -----
Interest Income
  Interest and fees on loans                                $   6,043,527           $   4,350,207           $   3,648,394
  Interest on Securities - Taxable                                916,345                 553,956                 900,870
  Interest on Securities - Tax-Exempt                                 741                     644                     690
  Interest on Federal Funds Sold                                  199,211                  31,846                  36,595
                                                            -------------           -------------           -------------
  Total Interest Income                                     $   7,159,824           $   4,936,653           $   4,586,549
                                                            -------------           -------------           -------------
Interest Expense
  Interest on Deposits                                      $   3,123,816           $   1,673,703           $   1,743,052
  Interest on Federal Funds Purchased                               4,493                  22,605                   7,084
  Interest on Debt                                                 86,900                  79,726                  81,437
                                                            -------------           -------------           -------------
  Total Interest Expense                                    $   3,215,209           $   1,776,034           $   1,831,573
                                                            -------------           -------------           -------------
Net Interest Income                                         $   3,944,615           $   3,160,619           $   2,754,976
Provision for Loan Losses                                         377,000                 165,000                 547,141
                                                            -------------           -------------           -------------
  Net Interest Income After Provision for Loan Losses       $   3,567,615           $   2,995,619           $   2,207,835
                                                            -------------           -------------           -------------
Noninterest Income
  Service Charges, Net of Refunds                           $     819,069           $     810,159           $     809,613
  Gains on Sales of Other Real Estate and
    Other Loan Assets, Net                                         23,834                   2,765                   2,349
  Gains on Sales of Loans                                          45,732                  37,782                       -
  Gains on Sales of Securities, Net                                 5,320                   6,707                 267,238
  Other Noninterest Revenue                                        63,676                  41,838                  41,942
  Gain on Disposition of Bank Branch                                    -                  17,476                       -
                                                            -------------           -------------           -------------
  Total Noninterest Income                                  $     957,631           $     916,727           $   1,121,142
                                                            -------------           -------------           -------------
Noninterest Expense
  Salaries and Employee Benefits                            $   1,702,297           $   1,599,351           $   1,511,535
  Occupancy Expenses                                              390,945                 435,408                 418,946
  FDIC Insurance Premiums                                          85,128                 149,046                 162,238
  Writedown of  Bank Premises and Equipment                         4,000                       -                  51,755
  Other Noninterest Expenses                                    1,420,898               1,352,841               1,107,358
                                                            -------------           -------------           -------------
  Total Noninterest Expense                                 $   3,603,268           $   3,536,646           $   3,251,832
                                                            -------------           -------------           -------------
Income Before Income Taxes                                  $     921,978           $     375,700           $      77,145
Provision (Benefit) for Income Taxes                              382,600                (27,800)               (175,000)
                                                            -------------           -------------           -------------
Net Income                                                  $     539,378           $     403,500           $     252,145
                                                            =============           =============           =============
Net Earnings Per Share (NOTE 1)                             $        0.87           $        0.66           $        0.45
                                                            =============           =============           =============
Weighted Average Shares Outstanding                         $    617,286            $     613,122           $     559,708
                                                            ============            =============           =============

See accompanying notes to consolidated financial statements.

                          BANCALABAMA, INC. AND SUBSIDIARY
             CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
               FOR THE YEARS  ENDED  DECEMBER 31, 1995, 1994 AND 1993

                                                                               Unrealized Gain
                                            Common Stock                           (Loss) on          Retained
                                            $1 Par Value        Additional        Securities          Earnings
                             Preferred     -----------------      Paid-In         Available-        (Accumulated
                               Stock         Shares  Amount       Capital          For-Sale           Deficit)           Total
                             ---------     --------  -------   -------------    ---------------    --------------     ----------
Balance, January 1, 1993     $      -      543,122  $543,122   $  4,804,025     $            -       ($1,040,196)      $4,306,951

Net Income                          -            -         -              -                  -           252,145          252,145

Issuance of Common Stock            -       70,000    70,000        630,000                  -               -            700,000
                             ---------     -------  --------   -------------    ---------------    -------------       ----------

Balance, December 31, 1993   $      -      613,122  $613,122   $  5,434,025     $            -         ($788,051)      $5,259,096

Net Income                          -            -         -              -                  -           403,500          403,500

Change in Unrealized Loss
on Securities Available-
  For-Sale                          -            -         -              -           (677,348)                -         (677,348)
                             ---------     -------  --------   -------------    ---------------    -------------       ----------

Balance, December 31, 1994   $      -      613,122  $613,122   $  5,434,025          ($677,348)        ($384,551)      $4,985,248

Net Income                          -            -         -              -                   -          539,378          539,378

Issuance of Common Stock            -       80,000    80,000        800,000                   -                -          880,000

Change in Unrealized Gain
  on Securities Available-
  For-Sale                          -             -        -              -             714,396                -          714,396
                             ---------     -------  --------   -------------    ---------------    -------------       ----------

Balance, December 31, 1995   $      -      693,122  $693,122   $   6,234,025    $        37,048    $     154,827       $7,119,022
                             =========     =======  ========   =============    ===============    =============       ==========

See Accompanying Notes to Consolidated Financial Statements.

                              BANCALABAMA, INC. AND SUBSIDIARY
                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                    FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                1995                    1994                    1993
                                                            -------------           -------------           -------------
Cash Flows from Operating Activities:                       $     539,378           $     403,500           $     252,145
  Net Income
  Adjustments to Reconcile Net Income to Net Cash
    provided by Operating Activities:
     Provision for Loan Losses                                    377,000                 165,000                 547,141
     Depreciation                                                 303,316                 299,989                 263,953
     Provision (benefit) for Deferred Income Taxes                142,000                (32,000)               (175,000)
     Net (discount accretion) Premium Amortization                (2,135)                  22,454                  70,617
     Gains on Sales of Securities, Net                            (5,320)                 (6,707)               (267,238)
     Gains on Sales of Loans                                     (45,732)                (37,782)                       -
     Gains on Sales of Other Real Estate and Other
       Loan Assets, Net                                          (24,071)                 (2,765)                  85,949
     Writedown of Bank Premises and Equipment                       4,000                       -                  51,755
     Gain on Disposition of Bank Branch                                 -                (17,476)                       -
     Decrease (increase) in Assets:
        Accrued Interest Receivable                             (395,530)               (102,268)                 147,661
        Other Assets                                              680,693               (615,571)                  35,604
     Increase in Liabilities:
        Accrued Expenses and Other Liabilities                    359,314                 143,028               (118,110)
                                                            -------------           -------------           -------------
Net Cash Provided by Operating Activities                   $   1,932,913           $     219,402           $     894,477
Cash Flows from Investing Activities:
  Proceeds from the Sales of Securities                     $   6,312,847           $   6,661,108           $  15,019,047
  Proceeds from the Maturities of Securities                    3,039,631               1,250,000               2,860,925
  Proceeds from the Sales of Loans                                759,124                 163,332                 347,274
  Proceeds from the Sales of Other Real Estate and
    Other Loan Assets                                             335,228                 114,225                 160,372
  Proceeds from the Disposition of Fixed Assets                         -                 117,808                       -
  Purchases of Securities                                    (21,452,785)             (4,222,413)            (12,843,068)
  Loans Made to Customers in Excess of Principal
    Collected on Loans                                       (14,640,503)             (9,387,369)             (1,272,157)
  Purchases of Bank Premises and Equipment                      (801,790)               (172,138)               (487,753)
  Payment for the Disposition of Bank Branch                            -               (494,940)                       -
                                                            -------------           -------------           -------------
Net Cash (used in) Provided by Investing Activities         ($26,448,248)            ($5,970,387)           $   3,784,640
Cash Flows from Financing Activities:
  Net Proceeds from (maturities of) Certificates of
    Deposit                                                 $  19,633,976           $   8,279,993            ($3,379,436)
  Increase (decrease) in Demand Deposits and
    Savings Accounts                                           13,421,961             (2,872,936)             (4,103,203)
  (Decrease) Increase in Federal Funds Purchased              (2,980,000)               1,730,000               1,250,000
  Principal Payments on Debt                                     (74,880)                (82,735)                (77,829)
  Proceeds from the Issuance of Common Stock                      880,000                       -                 700,000
                                                            -------------           -------------           -------------
Net Cash Provided by (used in) Financing Activities         $  30,881,057           $   7,054,322           ($5,610,468)
                                                            -------------           -------------           -------------
Net Increase (Decrease) in Cash and Cash Equivalents        $   6,365,722           $   1,303,337             ($931,351)
Cash and Cash Equivalents - Beginning of Period                 5,096,029               3,792,692               4,724,043
                                                            -------------           -------------           -------------
Cash and Cash Equivalents - End of Year                     $  11,461,751           $   5,096,029           $   3,792,692
                                                            =============           =============           =============

Supplemental Disclosures:
  Cash Paid (received) During the Year For:
    Interest                                                $   3,019,303           $   1,727,775           $   1,961,677
                                                            =============           =============           =============
    Income Taxes                                            $      17,600               ($13,698)               ($53,963)
                                                            =============           =============           =============
Transfers of Loans to Other Real Estate and
  Other Loan Assets                                         $     423,352           $     128,615           $     136,582
                                                            =============           =============           =============

See Accompanying Notes to  Consolidated Financial Statements.

                       BANCALABAMA, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1995, 1994 AND 1993


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BancAlabama, Inc. ("Company") is a one-bank holding company with headquarters in Huntsville, Alabama. The Company was formed in 1986 for the purpose of holding the stock of a proposed bank, BankAlabama-Huntsville ("Bank"). The Bank was formed and opened for business in 1988. The Company expanded beyond its main office location in 1991 by opening three traditional branches and four supermarket branches. A fifth supermarket branch opened in 1994. A super-market branch located in Decatur, Alabama was sold in 1994. The Bank offers traditional banking products and services to customers through locations within the Huntsville-Madison County, Alabama market area. The Bank estab-lished BancAlabama Financial Services, Inc. ("BFS"), in February, 1993 for sales of annuities, mutual funds, and insurance policies. The operation of BFS is subcontracted to an independent financial services company. In January, 1996, the Bank opened its ninth location, a traditional branch, in the Big Cove area.

The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practice within the banking industry. The following is a summary of the more significant of those policies. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amount of income and expenses during the reporting periods. Actual results could differ from those estimates.

CONSOLIDATION AND BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, the Bank, and the Bank's wholly-owned subsidiary, BFS. All material intercompany balances and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

SECURITIES

Effective January 1, 1994, the Company adopted Statement of Financial Account-ing Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires, among other things, that invest-ments in debt securities and equity securities with readily determinable market values be classified as held-to-maturity, available-for-sale or trading securities. Securities held-to-maturity are those securities for which the Company has the ability and intent to hold the security to maturity. Trading securities are bought and held principally for the purpose of selling the security in the near future. All other securities are classified as available
- -for-sale.

The classification of a security determines the recorded value and whether any realized or unrealized gain or loss is recorded while holding the security. Securities held-to-maturity are recorded at cost. Securities available-for-sale are recorded at market value. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield. Premiums on callable securities are amortized to the first call date. Realized gains and losses and permanent impairments in value are recorded separately as a component of noninterest income and are derived using the specific identi-fication method for determining the cost of the securities sold. Unrealized gains and losses on securities available-for-sale, net of the related tax effect, are excluded from earnings and reported as a separate component of stockholders' equity. Trading securities are recorded at market value. Unrea-lized gains and losses on trading securities are included in earnings.

LOANS

Loans are stated at the amount of unpaid principal, less the allowance for loan losses. Interest income with respect to loans is accrued on the principal amount outstanding. Loans generally are placed on nonaccrual status and the accrual of interest is discontinued on a loan when the collection of principal or interest is 90 days or more past due or sooner when, management believes, after considering economic and business and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. When interest accrual is stopped, outstanding accrued interest is reversed and charged to current operations. Generally, interest payments received on nonaccrual loans are applied to principal.

The Bank originates, closes, and funds mortgage loans which third-party pur-chasers have approved prior to closing and agreed to purchase after closing. Each loan is individually approved by and sold to the purchaser. The payment for a funded loan is generally received within 20 days after closing. However, payment may be delayed to obtain additional documentation. The Bank earns the related interest income on the funded loan from the date of closing until payment is received from the third-party purchaser. As a result, funded loans are classified in the loan portfolio, as an earning asset. The related fee income from origination and transfer of mortgage loans is recorded as a com-ponent of fees on loans. As funded loans are approved and awaiting transfer, they are not considered in the Bank's loan portfolio analysis and, accordingly, no related allowance for loan losses is considered necessary.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes the collectibility of principal is unlikely. The allowance is the amount that management believes will be adequate to absorb possible losses on existing loans which may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific loan problems, and current economic conditions that may affect the borrowers' ability to pay.

Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 requires that certain impaired loans be measured at the present value of expected future cash flows discounted at the loan's original effective interest rate or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. The effect of discounting is considered as a reserve which is a part of the allowance for loan losses. Prior to the adoption of SFAS No. 114, impaired loans were measured based on expected, undiscounted future cash flows, or the fair value of the collateral if the loan was colla-teral dependent.

BANK PREMISES AND EQUIPMENT

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed utilizing the straight-line method. The estimated useful lives used in computing the depreciation are as follows:

       Bank premises                             5-40 years
       Furniture, fixtures and equipment         3-10 years

Expenditures for maintenance and repairs are charged to operations as incurred; expenditures for renewals and betterments are capitalized and depreciated over the estimated useful lives of the assets. Property retired or sold is removed from the premises and equipment and related accumulated depreciation accounts and any gain or loss resulting therefrom is recorded as a component of non-interest income.

OTHER REAL ESTATE AND OTHER LOAN ASSETS

Other real estate and other loan assets are carried at the lower of cost or market value of the property, less estimated costs to sell. At the date of foreclosure or repossession, any difference between the loan amount and the value of the collateral which results in a loss is charged to the allowance for loan losses. Any subsequent determination of an impairment in the value of the property is recorded as a component of noninterest expense.

OTHER ASSETS

Other assets consist of prepaid expenses and accounts receivable. At December 31, 1994, the balance included a $500,000 U.S. Treasury Note which matured on that date for which payment was received in January 1995.

INCOME TAXES

Income taxes consist of taxes currently payable and deferred taxes resulting from the recognition of certain income and expenses in different periods for financial statement and income tax reporting purposes. Deferred taxes are provided primarily for the tax-effect of differences between securities, the allowance for loan losses, and bank premises and equipment for financial statement and income tax reporting purposes. Deferred tax assets and liabilities represent the estimated future tax consequences of the differences between the financial statement and income tax reporting bases, which will either be deductible or taxable when the transaction is recorded for income tax reporting purposes. Deferred taxes are computed on the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes." The Company, the Bank, and BFS file a consolidated federal income tax return. The Company and the Bank file a consolidated state income tax return. The consolidated amount of current income tax expense is allocated between the Company, the Bank, and BFS based upon the federal income tax provision (benefit) of each entity as if each filed a separate return and assuming an election is made to apportion all of the surtax exemption to the Company as allowed by income tax regulations. The consolidated deferred tax provision (benefit) is allocated between the Com-pany, the Bank, and BFS by applying SFAS No. 109 to each entity on a stand-alone basis.

EARNINGS PER SHARE

The primary earnings per share amounts are computed based on the weighted average number of common shares outstanding during each year. The effect of shares that would be outstanding assuming the exercise of the stock options is not material to the calculation of earnings per share.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

In the ordinary course of business the Bank is a party to off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters-of-credit. Such financial instruments are recorded in the financial statements when the credit is extended.

RECLASSIFICATIONS

Certain 1994 and 1993 amounts have been reclassified in order to conform with 1995 presentation.


NOTE  2 - CASH AND DUE FROM BANKS

The Bank is required to maintain average reserve balances with the Federal Reserve Bank. These reserve balances vary, depending on the types and amounts of deposits received. The noninterest bearing cash balances needed to meet these reserve requirements are $935,000 and $684,000 at December 31, 1995 and 1994, respectively.

Financial instruments that represent a concentration and potentially subject the Company to credit risk include cash and due from banks with another financial institution amounting to $4,373,172 and $1,828,375 at December 31, 1995 and 1994, respectively. This account is insured for $100,000 by the Federal Deposit Insurance Corporation.


NOTE 3 -  SECURITIES

The amortized cost and estimated market values of securities available-for-sale as of December 31, 1995 are as follows:

                                                  Gross        Gross  Estimated
                                  Amortized  Unrealized   Unrealized     Market
                                       Cost       Gains       Losses      Value
                                -----------  ----------   ---------- ----------
U.S. Treasury and U.S.
Government agencies             $20,777,270  $   62,227   $     --   $20,839,497

Obligations of states
and political subdivisions           12,693       2,036        --         14,729

Mortgage-backed securities          380,305         --        2,015      378,290
                                -----------  -----------  ---------  -----------
Total                           $21,170,268  $   64,263   $   2,015  $21,232,516
                                ===========  ===========  =========  ===========

The amortized cost and estimated market values of securities available-for-sale as of December 31, 1994 are as follows:

                                                  Gross        Gross   Estimated
                                 Amortized   Unrealized   Unrealized      Market
                                      Cost        Gains       Losses       Value
                                -----------  ----------   ----------   ---------
U.S. Treasury and U.S.
Government agencies             $ 8,641,595  $      --    $ 651,543  $ 7,990,052

Obligations of states and
political subdivisions               12,420         878         --        13,298

Mortgage-backed securities          433,691         --       26,683      407,008
                                -----------  ----------   ---------  -----------
Total                           $ 9,087,706  $      878   $ 678,226  $ 8,410,358
                                ===========  ==========   =========  ===========

Proceeds from sales of securities during 1995, 1994, and 1993 were $6,312,847, $6,661,108, and $15,019,047, respectively. Gross gains of $25,808, $27,138, and
$272,238, and gross losses of $20,488, $20,431, and $5,000, were realized on these sales in 1995, 1994, and 1993, respectively.

At January 1, 1994, all securities were classified as available-for-sale. The effect of adopting SFAS No. 115 resulted in an unrealized gain on securities available-for sale of $107,340. An unrealized loss on securities available-for-sale of $677,348 was recorded at December 31, 1994. The change in the net unrealized gain (loss) on securities available-for-sale during 1994 was a loss of $784,688. At December 31, 1995, an unrealized gain on securities available-for-sale of $62,248 was recorded. The change in the net unrealized gain (loss) on securities available-for-sale during 1995 was a gain of $739,596.

Securities with amortized costs of $9,990,737 and $7,041,594, and market values of $9,982,835 and $6,463,119, at December 31, 1995 and 1994,
respectively, were pledged to secure public deposits and for other purposes.

The amortized cost and estimated market value of securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          December 31, 1995
                                                      -------------------------
                                                                      Estimated
                                                       Amortized         Market
                                                            Cost          Value
                                                     -----------    -----------
   Due in one year or less                           $   500,000    $   493,125
   Due after one year through five years               8,501,127      8,475,847
   Due after five years through ten years             11,276,416     11,366,775
   Due after ten years                                   512,420        518,479
                                                     -----------     ----------
                                                      20,789,963     20,854,226

   Mortgage-backed securities                            380,305        378,290
                                                     -----------    -----------
      Total                                          $21,170,268    $21,232,516
                                                     ===========    ===========

NOTE 4 - LOANS

The Bank extends loans primarily to customers in Madison County, Alabama. The composition of the Company's loan portfolio at December 31, 1995 and 1994 is as follows:

                                                         1995          1994
                                                     -----------    -----------
  Commercial, industrial, and agricultural           $13,895,330    $12,280,602
  Real estate loans - construction                    11,029,037      8,093,522
                    - mortgage                        27,575,008     20,737,075
  Loan to individuals                                  6,658,135      5,782,103
  Mortgage loans sold                                  1,100,948         68,563
  Other loans (including overdrafts)                     237,636        318,500
                                                     -----------    -----------
     Gross loans                                      60,496,094     47,280,365
  Allowance for loan losses                             (594,095)      (505,125)
                                                     -----------    -----------
     Net loans                                       $59,901,999    $46,775,240
                                                     ===========    ===========

At December 31, 1995 and 1994, nonaccrual loans totaled $573,219 and $297,664, respectively. The amount of interest income that would have been recorded during 1995 and 1994 if the above amounts had been current in accordance with their original terms was approximately $45,700 and $41,300, respectively.


NOTE 5 - ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are as follows:

                                            1995        1994       1993
                                          --------    --------   --------
Balance at beginning of year              $505,125    $595,860   $563,364
  Provision for loan losses                377,000     165,000    547,141
  Loans charged-off                       (326,131)   (328,787)  (587,199)
  Recoveries of loans previously
    charged-off                             38,101      73,052     72,554
                                          --------    --------   --------
 Balance at end of year                   $594,095    $505,125   $595,860
                                          ========    ========   ========

Effective January 1, 1995, the Company adopted SFAS No. 114. The implementa-tion did not have an impact on the Company's financial position or results of operations. At December 31, 1995, the total recorded investment in impaired loans was approximately $750,000, of which approximately $565,000 was on a nonaccrual basis. At December 31, 1995, there was a related allowance for loan losses for the impaired loans of approximately $159,000 included in the total allowance for loan losses. A change in the allowance for loan losses related to impaired loans is recorded under the bad debt expense method whereby changes in the carrying value of impaired loans are considered as an adjustment to the provision for loan losses. The average recorded balance of impaired loans during 1995 was approximately $595,000. The Company recognizes interest income on impaired loans on an accrual basis, except for nonaccrual loans which are recognized on a cash basis. For 1995, the Company recognized interest income on impaired loans totalling approximately $36,000 and received interest payments totalling approximately $52,400 on impaired loans.

NOTE 6 - BANK PREMISES AND EQUIPMENT
A summary of bank premises and equipment is as follows:

                                             1995          1994
                                          ----------    ----------
 Land                                     $1,036,803    $  895,807
 Buildings                                 2,613,280     2,165,126
 Furniture, fixtures and equipment         1,583,544     1,374,939
                                          ----------    ----------
                                           5,233,627     4,435,872
   Less: Accumulated depreciation         (1,275,138)     (971,857)
                                          ----------    ----------
     Net carrying value                   $3,958,489    $3,464,015
                                          ==========    ==========

Depreciation expense for the years ended December 31, 1995, 1994 and 1993 totaled $303,316, $299,989, and $263,953, respectively.

NOTE 7 - DEBT

Debt consists of the following as of December 31 of the respective year:

                                                           1995        1994
                                                        ----------  ----------
   Variable rate note payable to bank, secured by
   real estate mortgage, assignment of leases and
   pledge of common stock of bank, due $10,600
   monthly (including principal and interest)
   with remaining balance due August, 1996.             $  655,284  $  716,599

   Variable rate note payable to bank, secured by
   real estate mortgage, due $2,800 monthly
   (including principal and interest) with remain-
   ing balance due August, 1996.                           201,417     214,982
                                                        ----------  ----------
   Total  debt                                          $  856,701  $  931,581
                                                        ==========  ==========

The Company has available an unsecured line-of-credit agreement with a bank through which it may borrow up to a total of $2 million, with additional amounts available on a secured basis. Additional secured line-of-credit agreements with two banks totalling $1.5 million are also available. At December 31, 1995, no amounts were drawn against these lines. At December 31, 1994, $2,980,000 was taken against these lines of credit in the form of federal funds purchased.

NOTE 8 - INCOME TAXES

The provision (benefit) for income taxes consists of the following for the years ended December 31 of the respective year:

                                             1995         1994         1993
                                          ----------    ---------   ----------
Currently payable                         $  240,600    $   4,200   $    --
Deferred tax provision (benefit)
  due to temporary differences               142,000      (32,000)    (175,000)
                                          ----------    ---------   ----------
    Total                                 $  382,600    $ (27,800)  $ (175,000)
                                          ==========    ==========  ===========

The following reconciles the tax provision with the expected provision obtained by applying statutory rates to pretax income:

                                                YEARS ENDED DECEMBER 31
                                                -----------------------
                                             1995         1994         1993
                                          ---------    ----------   ----------
Expected tax provision                    $ 313,500    $   62,200   $   26,000

  Increase (decrease) resulting from:
   Nondeductible operating expenses          13,600            --          --
   State income tax expense                  55,500            --          --
   Tax benefit of net operating loss
    carryforwards, net of valuation
    allowance                                    --       (58,000)    (201,000)

Increase in expected utilization of
    deferred tax asset                           --       (32,000)          --
                                          ---------     ---------   ----------
  Tax provision (benefit)                 $ 382,600     $ (27,800)  $ (175,000)
                                          =========     =========   ==========

Deferred tax liabilities recognized for taxable temporary differences totalled $159,898 at December 31, 1995. Deferred tax assets recognized for deductible temporary differences and loss carryforwards totalled $8,000 and $207,000 at December 31, 1995 and 1994, respectively. No valuation allowance was consid-ered necessary.

The Bank had available at December 31, 1994, unused operating loss carry-forwards of approximately $890,000, which were applied against federal taxable income during 1995.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

The consolidated financial statements do not reflect the Bank's various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit and standby letters-of-credit. A summary of the Bank's commitments and contingent liabilities at December 31, 1995 and 1994 is as follows:

                                             1995          1994
                                          ----------    ----------
   Commitments to extend credit           $9,104,000    $7,865,000
   Standby letters-of-credit               1,395,000       858,000

Commitments to extend credit and standby letters-of-credit all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same for existing extensions of credit. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank.

During 1994, the Bank entered into an agreement whereby it originates, closes, and sells certain loans to a home mortgage lender. The agreement provides that, if the loan becomes more than sixty days past due within six months of the mortgage company's purchase date, the Bank will repurchase the loan. Loans sold with recourse totalled $1,738,650 and $1,118,810 at December 31, 1995 and 1994, respectively.

Certain bank facilities within supermarkets are leased under various operating leases. These leases are renewable every five years from the dates of the original leases, with a related increase in the lease payment. The length of these leases, including renewals, is twenty years. Total rental expense was $116,393, $157,968, and $178,989 in 1995, 1994, and 1993, respectively. Future minimum rental commitments under these leases, including renewal options, are as follows:

                           YEAR             AMOUNT
                           ----           ---------
                           1996           $ 167,149
                           1997             206,944
                           1998             206,944
                           1999             206,944
                           2000             206,944
                     Thereafter           2,547,054

Future minimum rentals under noncancelable leases total $175,000 at December 31, 1995.

NOTE 10 - REGULATORY RESTRICTIONS

Dividends payable by state banks in any year, without prior approval of the appropriate regulatory authorities, are limited to the Bank's net profits, as defined, for that year combined with its retained net profits for the preceding two years. At December 31, 1995, there are retained net profits totalling $24,325 available for distribution as dividends to the Company from the Bank.

NOTE 11 - STOCK OPTION PLANS

Under the 1989 Incentive Stock Option Plan, the Company could grant to employ-ees and officers options for an aggregate of 100,000 shares of the Company's common stock at not less than fair market value of such shares on the date such option was granted, except that if such option was granted to an employee or officer owning more than 10% of the voting power of all stock of the Com-pany, then the price would not be less than 110% of the fair market value of such shares on the date such option was granted. The options to purchase shares were originally to expire 10 years after the date of the grant, except for those granted to 10% stockholders at the time of grant whose grants were to expire 5 years after the date of the grant.

Effective February 1, 1994, the Incentive Stock Option Plan was canceled, and all remaining shares of common stock previously reserved for issuance were transferred to the Nonstatutory Stock Option Plan. That plan was amended to increase the number of shares of stock that may be issued from 50,000 to 132,000 shares.

Activity under the Incentive Stock Option Plan for the years ended December 31, 1994 and 1993 was as follows:

           SHARES                                  1994         1993
           ------                              --------     --------

Outstanding at beginning of year                 70,000        66,000
Granted                                              --        10,000
Exercised                                            --            --
Expired                                              --        (6,000)
Transferred to Nonstatutory Stock
  Option Plan                                    (70,000)          --
                                               --------     --------
Outstanding at end of year (at
  prices ranging from $10.00 to
  $11.75 per share)                                   --       70,000
                                                ========     ========
Exercisable at end of year                            --       70,000
                                                ========     ========

The Company's Nonstatutory Stock Option Plan for officers, directors and employees grants options to purchase shares of the Company's common stock at an option price as determined by the Board of Directors. Options granted under this plan, after amended as described above, cannot exceed an aggregate of 132,000 shares and no options can be granted after the year 1999. Activity under the plan for the years ended December 31, 1995, 1994 and 1993 is as follows:


           SHARES                           1995          1994         1993
           ------                         --------      --------     --------
Outstanding at beginning of year           92,000        26,000       26,000
Granted                                    35,000         2,000           --
Exercised                                      --            --           --
Expired                                        --        (6,000)          --
Transferred from Incentive
  Stock Option Plan                            --        70,000          --
                                          -------       -------      -------

Outstanding at end of year (at
  prices ranging from $10.00 to
  $11.75 per share)                       127,000        92,000       26,000
                                          =======       =======      =======
Exercisable at end of year                127,000        92,000       26,000
                                          =======       =======      =======

NOTE 12 - LOANS TO RELATED PARTIES

In the normal course of business, the Bank extends credit to directors, stock-holders and officers, and the businesses and other entities in which they have an equity interest, at terms and rates comparable, in the opinion of manage-ment, to other loans of similar credit risk. These loans to ten persons and their related interests totalled $2,609,157 and $1,660,412 at December 31, 1995 and 1994, respectively. During 1995, $935,075 of additional loans to these related parties were made, and repayments of related party loans totalled $13,670. None of the loans outstanding at December 31, 1995 have been restructured and no loans to related parties were charged-off during 1995.

NOTE 13 - 401(K) PLAN AND TRUST

The Bank has a contributory 401(k) Plan and Trust ("Plan") covering substan-tially all employees. Each year, each participant may elect to defer between

1% and 15% of his salary, which will then be contributed on his behalf to the Plan. Such contributions are 100% vested and nonforfeitable at all times.
The Plan allows management to determine a matching contribution, if any, to be made each year. For 1995, management determined only contributions up to 6% of a participant's salary will be considered for an additional matching contribution of 50%. Management elected not to make any contributions to the Plan for the years ended December 31, 1994 and 1993.

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company adopted SFAS No. 107, "Disclosures about Fair Values of Financial Instruments" effective January 1, 1995. SFAS No. 107 requires disclosure of fair value of financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate the fair value. Quoted market prices are used where available, otherwise fair values are based on estimates using present value or other valuation techniques. The techniques are specifically affected by the assumptions used, including the discount rate and estimates of future cash flows. Therefore, the estimates of fair value cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the financial instruments. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure. These estimated fair values are provided for disclosure purposes only. Accordingly, the aggregate fair value amounts presented do not impact the carrying values of financial statement amounts or represent the underlying value of the Company.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND CASH EQUIVALENTS - The carrying amounts are a reasonable estimate of fair values.

SECURITIES - Fair value is based on quoted market price, if available. If quoted market price is not available, fair value is estimated using quoted market prices of comparable instruments.

LOANS - For floating rate loans that reprice periodically and with no change in credit risk, fair values are based on carrying values. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSITS - The fair value of noninterest bearing and interest bearing demand deposits and savings deposits is the amount payable on demand at December 31, 1995. The carrying value of floating rate time deposits that reprice periodically approximate their fair values at December 31, 1995. The fair value of fixed-maturity certificates of deposit is estimated using a discounted cash flow calculation that applies the interest rates currently offered for deposits of similar remaining maturities.

DEBT - The carrying amount of debt approximates fair value.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS - The Company has commitments to extend credit and standby letters-of-credit. These types of credit are made at market rates; therefore, there would be no market risk associated with these credits which would create a significant fair value liability for the Company.

The carrying values and estimated fair values of the Company's financial instruments at December 31, 1995 are as follows:

                                                          Estimated
                                            Carrying           Fair
                                               Value          Value
                                          -----------    -----------
Financial Assets:
  Cash and Due From Banks                 $ 8,214,751    $ 8,214,751
  Federal Funds Sold                        3,247,000      3,247,000
  Securities Available-for-Sale            21,232,516     21,232,516
  Loans, net                               59,901,999     60,044,004

Financial Liabilities:
  Deposits                                $89,201,877    $87,425,267
  Debt                                        856,701        856,701

Off-Balance Sheet Financial Instruments
  Commitments to Extend Credit            $ 9,104,000    $ 9,104,000
  Standby Letters-of-Credit                 1,395,000      1,395,000

NOTE 15 - PARENT COMPANY FINANCIAL STATEMENTS

The Company is the sole stockholder of the Bank, which is the sole stockholder of BFS. The Company has control of the Bank through ownership and common management. The Company is economically dependent upon the operations of the Bank for rent income, which is used to fund debt service payments and pay other expenses. The fixed assets of the Company and the stock of the Bank are collateral for the debt.

The condensed financial information for the Company (Parent Company only) is as follows:

                                BALANCE SHEETS

                                                             DECEMBER 31,
                                                    ---------------------------
                                                          1995             1994
                                                          ----             ----
Assets
- ------
    Cash                                             $  166,324     $  111,179
    Investment in subsidiary                          6,755,327      4,705,655
    Bank premises, net                                1,065,002      1,089,217
    Tax benefit receivable                               10,098         17,898
                                                      ----------    ----------
       Total Assets                                   $7,996,751    $5,923,949
                                                      ==========    ==========

Liabilities and Stockholders' Equity
- ------------------------------------
   Liabilities
      Debt                                            $  856,701    $  931,581
      Accrued expenses                                    21,028         7,120
                                                      ----------    ----------
      Total Liabilities                               $  877,729    $  938,701
                                                      ----------    ----------

   Stockholders' Equity
      Preferred stock, $1 par value,
      500,000 shares authorized, no
         shares issued                                $       --    $       --
      Common stock, $1 par value, 2,000,000
         shares authorized, and 693,122 and
         613,122 shares issued and outstand-
         ing at December 31, 1995 and 1994,
         respectively                                    693,122       613,122
      Additional paid-in capital                       6,234,025     5,434,025
      Unrealized gain (loss) on securities
         available-for-sale                               37,048      (677,348)
      Retained earnings (accumulated deficit)            154,827      (384,551)
                                                      ----------    ----------
      Total Stockholders' Equity                      $7,119,022    $4,985,248
                                                      ----------    ----------
      Total Liabilities and Stockholders' Equity      $7,996,751    $5,923,949
                                                      ==========    ==========

                           STATEMENTS OF OPERATIONS


                                                YEARS ENDED DECEMBER 31,
                                         ------------------------------------
                                               1995         1994         1993
Income                                         ----         ----         ----
- ------
    Rent                                 $  171,600   $  171,600    $  171,600
    Interest                                  4,323        4,431         7,465
                                         ----------   ----------    ----------
Total income                                175,923      176,031       179,065

Expenses
- ---------
   Interest                                  86,900       79,725        81,437
   Legal and professional                    28,013       25,750        15,687
   Depreciation and amortization             24,215       24,216        24,793
   Other                                     24,894       19,679        17,888
                                         ----------   ----------    ----------
      Total expenses                        164,022      149,370       139,805
                                         ----------   ----------    ----------
      Operating income before
      provision for income taxes             11,901       26,661        39,260

   Provision for income taxes                 7,800           --            --
                                         ----------   ----------    ----------
     Income before net income of
     subsidiary                               4,101       26,661        39,260

   Net income of subsidiary                 535,277      376,839       212,885
                                         ----------   ----------    ----------
     Net income                          $  539,378   $  403,500    $  252,145

                           STATEMENTS OF CASH FLOWS

                                                YEARS ENDED DECEMBER 31,
                                         ------------------------------------
                                               1995         1994         1993
                                               ----         ----         ----
Cash Flows from Operating Activities
Net income                               $  539,378   $  403,500    $ 252,145

Adjustments to reconcile net income to
  net cash (used in) provided by operat-
  ing activities:
   Depreciation and amortization             24,215       24,216        24,793
   Increase in accrued expenses              13,908        3,235         1,267
   Decrease (increase) in tax benefit
     receivable                               7,800      (17,898)       27,963
   Equity in income of subsidiary          (535,276)    (376,839)     (212,885)
   Capital contributed to subsidiary       (800,000)          --      (700,000)
                                         ----------   ----------    ----------
   Net cash (used in) provided by
     operating activities                  (749,975)      36,214      (606,717)
                                         ----------   ----------    ----------
   Cash Flows from Financing Activities
   Principal payments on debt               (74,880)     (82,735)      (77,829)
   Proceeds from issuance of common stock   880,000           --       700,000
                                         ----------   ----------    ----------
   Net cash provided by (used in)
     financing activities                   805,120      (82,735)       622,171
                                         ----------   ----------    -----------
Net (Decrease) Increase in Cash             (55,145)     (46,521)        15,454

Cash at Beginning of Year                   111,179      157,700        142,246
                                         ----------   ----------    -----------
Cash at End of Year                      $  166,324   $  111,179    $   157,700
                                         ==========   ==========    ===========
Supplemental disclosures of cash
 flow information (Parent Company
 only):
                                               1995         1994           1993
                                               ----         ----           ----

 Interest paid                           $   85,919   $   78,065    $    80,171
                                         ==========   ==========    ===========
 Income tax refunds received             $       --   $       --    $    27,963
                                         ==========   ==========    ===========

                OFFICERS - BANKALABAMA - HUNTSVILLE

W. R. Collins              Chairman and Chief Executive Officer
Susan Askew                Assistant Vice President/Branch Manager
Lorna Jo Bridges           Auditor/Bank Secrecy Act/Compliance
Robert E. DeNeefe          Senior Vice President/Real Estate Division Manager
Paul T. Eckley             Assistant Vice President/Branch Manager
Terry C. Everhart          Assistant Vice President/Branch Manager
Beatrice Vincent-Foster    Assistant Vice President/Branch Manager
Robert F. Harwell, Jr.     Executive Vice President & Chief Lending Officer
A. Ted Matsos              Operations and Security Officer
Gay Pepper                 Assistant Cashier/Branch Manager
Richard T. Perdue          Vice President/Commercial Loan Officer/
                             Branch Administrator
Mary Sue Scheer            Assistant Cashier/Loan Officer
Jean D. Snead              Vice President/Corporate Secretary
Middie Y. Thompson         Vice President/Marketing/Personnel/CRA Officer
Steven R. Townson          President and Chief Operating Officer
Archie H. Weaver           Vice President/Branch Manager
Michael J. Williams        Chief Financial Officer and Cashier

               DIRECTORS - BANKALABAMA - HUNTSVILLE

Philip W. Bentley, Jr.     President, Bentley Pontiac-Cadillac, Inc.
                             Bentley Imports, Inc., Bentley Mitsubishi and Bentley Automotive, Inc.

Billy P. Brooks            Owner and President, Brooks and Collier, Inc.
                             Owner, Brooks Nursery

Dr.  James  E. Campbell    Retired Radiologist, Vice Chairman,
                             BankAlabama-Huntsville

W. R. Collins              Chairman of the Board and Chief Executive Officer,
                             BancAlabama, Inc., Chairman of the Board and
                             Chief Executive Officer, BankAlabama-Huntsville

Dr. Howard G. Miller       Orthopaedic Surgeon, Orthopaedic Associates of
                             North Alabama P.C.

Larry D. Mullins           Owner, Mullins Restaurant

Barney C. Nickelson        Manager Burnett-Nickelson Investments, Officer and
                             Director, D N L Development, Inc., Vice Chairman of the Board, BancAlabama, Inc.

O. D. Street, III          Major General (U.S. Army Retired), Treasurer,
                             BancAlabama, Inc.

Paul W. Thompson           Retired

Steven R. Townson          President and Chief Operating Officer, BancAlabama,
                             Inc. & BankAlabama-Huntsville

Bob W. Wills               President, S E A Wire and Cable, Inc.

             ADVISORY BOARD - BANKALABAMA - HUNTSVILLE

James R. Brothers          Engineer, U.S. Army Strategic Defense Command

Earl I. Eastin             Retired; Investments

John R. Howard             President, Howard and Vandiver Commercial Real
                             Estate, Inc.

Sang Yi Lee                Certified Master Tailor and Designer
                             Lee's Tailoring Shop and Laundry Mat

David G. Martin            Founder and President, Steak Out, Inc., Chairman
                             of the Board, Steak Out Franchising, Inc.

Edwin W. Powell            Real Estate Broker; Owner, Big M. Development
                             Company

Gene Rodgers               Electrical Contractor; Owner, R & S Electric
                             Company, Inc.

                                             LOCATIONS
      MAIN OFFICE                                                                  BRAHAN SPRINGS OFFICE
     P.O. Box 293                                                                  2227 Drake Avenue SW
  312 Clinton Avenue                     *BIG COVE OFFICE                       Huntsville, Alabama  35805
Huntsville, Alabama  35801            6388 U. S. Highway 431                          (205) 551-9491
    (205) 533-5548               Owens Cross Roads, Alabama  35763
                                          (205) 551-7150
  *CHASE PARK OFFICE                                                              *MADISON SQUARE OFFICE
 5180 Moores Mill Road                                                             5901 University Drive
Huntsville, Alabama  35811                     HOURS                            Huntsville, Alabama  35806
    (205) 551-9481                    9:00 a.m. to 5:00 p.m.                          (205) 551-7101
                                         Monday - Thursday
                                      9:00 a.m. to 6:00 p.m.
                                              Friday
   CHASE PARK OFFICE                   MADISON SQUARE OFFICE                          BIG COVE OFFICE
9:00 a.m. to 5:00 p.m.                9:00 a.m. to 5:00 p.m.                      9:00 a.m. to 5:00 p.m.
   Monday - Thursday                     Monday - Thursday                           Monday - Thursday
9:00 a.m. to 6:00 p.m.                9:00 a.m. to 6:00 p.m.                      9:00 a.m. to 6:00 p.m.
        Friday                                Friday                                      Friday
8:30 a.m. to 1:00 p.m.                8:30 a.m. to 1:00 p.m.                      8:30 a.m. to 1:00 p.m.
       Saturday                              Saturday                                    Saturday

Automatic Teller Machine - All Locations          *Saturday Banking Hours

                   BANKALABAMA BANKING CENTERS
                   *LOGAN DRIVE BANKING CENTER
                     8404 S. Memorial Parkway
                    Huntsville, Alabama  35802
                         (205) 551-7120
                            In Kroger

                    *DRAKE AVENUE BANKING CENTER
                        2021 Drake Avenue SW
                     Huntsville, Alabama  35801
                          (205) 551-7130
                            In Kroger

*OAKWOOD BANKING CENTER                                                    *MADISON BANKING CENTER
2110 Oakwood Avenue NW                                                         300 Hughes Road
Huntsville, Alabama  35810                                                  Madison, Alabama  35758
    (205) 551-7140                                                              (205) 464-3090
       In Kroger                           BANKING CENTER HOURS                    in Kroger
                                  10:00 a.m. to 8:00 p.m. Monday - Friday
                                     10:00 a.m. to 5:00 p.m. Saturday

*Automatic Teller Machines